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                                                                   EXHIBIT 10.17




                 EXPENSE ALLOCATION AND PARTICIPATION AGREEMENT



                                R E C I T A L S:


     A. Brigham Oil & Gas, L.P., a Delaware limited partnership ("BOG"), is active in the exploration and development of oil and gas properties in the domestic United States.

     B. Middle Bay Oil Company, Inc. an Alabama corporation ("Middle Bay"), desires to participate with BOG in the drilling of wells on properties owned or hereafter acquired, in whole or in part, by BOG, during the term hereof and otherwise upon and subject to the provisions herein contained.

                               A G R E E M E N T:

     FOR A GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, BOG and Middle Bay hereby act, agree and covenant as follows:

     Section 1. DEFINED TERMS. As used herein, the following terms shall have the following meanings:

             "Account Balance" means the total amount of money at any particular time in the Escrow Account, which amount shall include any accrued interest.

             "Affiliate" means, with respect to any Person: (a) any other Person directly or indirectly owning, controlling or holding with power to vote 10% or more of the outstanding voting securities of such Person, (b) any other Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by such Person, and (c) any other Person directly or indirectly controlling, controlled by or under common control with such Person.

             "Agreement Term" means the period beginning on the date hereof at 7:00 a.m. CST, and ending on the earlier to occur of (i) March 31, 1997, at 11:59 p.m. CST, or (ii) the date on which Middle Bay's 25% share of the Drilling Costs incurred in drilling the Subject Wells and Subsequent Wells equals or exceeds $1,500,000.00. However, in the event that it reasonably appears to BOG that such $1,500,000.00 amount will be reached before March 31, 1997 based upon the Drilling Costs incurred to that point in time and BOG's estimate of future Drilling Costs, BOG shall give Middle Bay written notice that such amount will probably be reached before March 31, 1997 and Middle Bay shall have the option to nonetheless extend the term of this Agreement to 11:59 p.m. CST on March 31, 1997, by giving BOG written notice of such extension no less than fifteen (15) days after Middle Bay's receipt of BOG's notice.

             "Applicable Environmental Laws" means any federal, state and/or local laws, rules, orders or regulations, whether now existing or hereafter enacted, modified or amended, relating to health or to the protection of the environment, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act of 1976, a amended by the Used Oil Recycling Act of 1980, the Solid Waste Disposal Act Amendments of 1980, and the Hazardous and Solid Waste Amendments of 1984.

             "Assigned Interests" shall have the meaning assigned to it in
     Section 9 hereof.

             "Assignment" means any assignment executed pursuant to Section 9 hereof by BOG in favor of Middle Bay.

             "BOG Account" shall be the BOG bank account designated by BOG to Middle Bay in writing from time to time.
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             "BOG Account Balance" means the balance of the funds that
     have been deposited into the BOG Account from the Escrow Account for Middle Bay's share of BOG Drilling Costs and BOG Completion Costs which have not yet been paid or advanced to the drilling operator, together with any interest earned from such funds in the BOG Account, net of all bank fees and other charges incurred with respect to the BOG Account.

             "BOG Completion Costs" means, with respect to any particular Subject Well or Subsequent Well, BOG's share of the Completion Costs associated with such Subject Well or Subsequent Well. For purposes of the foregoing, "BOG's share" of Completion Costs shall be determined based upon the share of Completion Costs allocable to BOG Properties (a) without regard to any other agreement whereunder a third party agrees to carry BOG for all or any portion of what would otherwise be BOG's share of Completion Costs relative to any particular Subject Well or Subsequent Well, (b) without regard to any agreement whereunder BOG agrees to carry a third party for a share of such third party's Completion Costs, and (c) with regard to and taking into account any additional interest (and attendant share of Completion Costs) in any particular Subject Well or Subsequent Well which BOG may acquire, temporarily or permanently, due to the election by one or more third parties not to participate in the Completion of such Subject Well or Subsequent Well. By way of illustration, assume that BOG owns (or is entitled to earn, under a farmout agreement or otherwise) a 25% interest in a lease covering 100% of the mineral fee interest in Tract A, and ABC Oil Company ("ABC") owns 25% and CDE Oil Company ("CDE") owns the remaining 50% interest. If BOG proposes the Completion of a Subject Well or Subsequent Well on Tract A and all of BOG, ABC and CDE elect to participate therein, BOG's share of the Completion Costs associated with such well would, in typical circumstances, be 25%. If, however, ABC elects not to participate in the Completion of the well and BOG and CDE elect to proceed to Complete the well and each acquire a proportionate part of ABC's non-consent interest, BOG's share of the Completion Costs would, in typical circumstances, be 33.333%. In the event ABC has the right to again participate in the well after, for example, payout of a nonconsent penalty, the interests of BOG and Middle Bay shall both proportionately be reduced to take into account the after payout interest of ABC. In both of the examples set out above, assume further that XYZ Oil Company ("XYZ") has agreed to carry BOG for 50% of what would otherwise be BOG's share of Completion Costs in order to earn 25% of BOG's interest in the well. Under such circumstances, the BOG Completion Costs shall be determined without regard to XYZ's agreement to pay 50% of what would otherwise be BOG's share of the Completion Costs associated with the well, but the 25% interest BOG is obligated to assign to XYZ shall be taken into account in determining the interest in any particular BOG Property subject to this Agreement. As such, in this example in which XYZ has agreed to pay 50% of BOG's share of Completion Costs in return for 25% of BOG's interest in the Subject Well or Subsequent Well, as BOG's interest in the well is reduced to 18.75% in the example in which all of the parties elected to participate and to 24.99975% in the example in which ABC elected not to participate in order to account for XYZ's earned interest, the BOG Completion Costs associated with such well would be reduced to BOG's reduced interest in the Subject Well or Subsequent Well.

             "BOG Drilling Costs" means, with respect to any particular Subject Well or Subsequent Well, BOG's share of the Drilling Costs associated with such Subject Well or Subsequent Well. For purposes of the foregoing, "BOG's share" of Drilling Costs shall be determined based upon the share of Drilling Costs allocable to BOG Properties (a) without regard to any other agreement whereunder a third party agrees to carry BOG for all or any portion of what would otherwise be BOG's share of Drilling Costs relative to any particular Subject Well or Subsequent Well, (b) without regard to any agreement whereunder BOG agrees to carry a third party for a share of such third party's Drilling Costs, and (c) with regard to and taking into account any additional interest (and attendant share of additional Drilling Costs) in any particular Subject Well or Subsequent Well which BOG may acquire, temporarily or permanently, due to the election by one or more third parties not to participate in the drilling of such Subject Well or Subsequent Well. By way of illustration, assume that BOG owns (or is entitled to earn, under a farmout agreement or otherwise) a 25% interest in a lease covering 100% of the mineral fee interest in Tract A, and ABC Oil Company ("ABC") owns 25% and CDE Oil Company ("CDE") owns the remaining 50% interest. If BOG proposes the drilling of a well on Tract A and all of BOG, ABC and CDE elect to participate therein, BOG's share of the Drilling Costs associated with such well would, in typical circumstances be 25%. If, however, ABC elects not to participate in the drilling of the well and BOG and CDE elect to proceed to drill the well and each acquire their proportionate part of ABC's non-consent interest, BOG's share of the Drilling Costs would, in typical

                                     -2-
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     circumstances, be 33.333%.  In the event ABC has the right to again participate in the well after, for example, payout of a nonconsent penalty, the interests of BOG and Middle Bay shall both proportionately be reduced to take into account the after payout interest of ABC. In both of the examples set out above, assume further that XYZ Oil Company ("XYZ") has agreed to carry BOG for 50% of what would otherwise be BOG's share of Drilling Costs in order to earn 25% of BOG's interest in the Subject Well or Subsequent Well. Under such circumstances, the BOG Drilling Costs shall be determined without regard to XYZ's agreement to pay 50% of what would otherwise be BOG's share of the Drilling Costs associated with the well, but the 25% interest BOG is obligated to assign to XYZ shall be taken into account in determining the interest in any particular BOG Property subject to this Agreement. As such, in this example in which XYZ has agreed to pay 50% of BOG's share of Drilling Costs in return for 25% of BOG's interest in the Subject Well or Subsequent Well, as BOG's interest in the well is reduced to 18.75% in the example in which all of the parties elected to participate and to 24.99975% in the example in which ABC elected not to participate in order to account for XYZ's earned interest, the BOG Drilling Costs associated with such well would be reduced to BOG's reduced interest in the Subject Well or Subsequent Well.

             "BOG Participation Agreements" means any agreements now or hereafter existing whereunder BOG agrees with certain third parties upon terms and conditions of joint exploration and/or development of oil and/or gas properties located in the domestic United States, including without limitation the existing participation agreements described in Exhibit A hereto, as same may be amended, modified or extended from time to time.

             "BOG Properties" means BOG's undivided right, title and interest in and to any property, right or interest that gives BOG the right to drill for and produce oil, gas and associated hydrocarbons in any of the lands described in Exhibit B, whether now owned or hereafter acquired by BOG during the term hereof; BOG Properties shall in no event include any overriding royalty interest owned by or owing to BOG, whether pursuant to
     a Participation Agreement or otherwise.   However, in the event that prior
     to the Completion of a Subject Well BOG has assigned or has agreed to assign interests in properties, rights or interests which are related to such Subject Well or the Drilling and Production Unit for the applicable Subject Well, the interests in such properties, rights or interests which BOG has assigned or agreed to assign shall not be part of the BOG Properties for purposes of this Agreement. In addition, anything to the contrary contained herein notwithstanding, in the event that BOG Drilling Costs with respect to any particular Subject Well are estimated, as set out in the initial authority for expenditure or "AFE" circulated for the drilling of such Subject Well (which AFE may be circulated by BOG or by some third party), to exceed $280,000.00, BOG's undivided interests in and to the properties, rights and interests included in the Drilling and Production Unit for such Subject Well shall be reduced in the same percentage by which the estimated BOG Drilling Costs exceed $280,000.00, and that reduction amount shall not be a part of the BOG Properties and shall otherwise be excluded from this Agreement for all purposes. By way of illustration, assume that (a) the estimated BOG Drilling Costs for any particular Subject Well is $336,000.00 and thus exceeds the amount of $280,000.00 by exactly 20%, (b) the Drilling and Production Unit for such Subject Well covers 80 acres and as part of the BOG Properties BOG owns and undivided 70% interest in an oil and gas lease (for purposes of this example referred to as the "Lease") covering 60 net mineral acres in such Drilling Unit and an undivided 40% interest in the minerals (for purposes of this example referred to as the "Minerals") covering the other 20 net mineral acres in the Drilling and Production Unit. Under this example, 20% of BOG's interest in both the Lease and the Minerals would be excluded from the BOG Properties; as such, an undivided 56% (i.e. 80% of BOG's 70%) interest in the Lease and an undivided 32% (i.e. 80% of BOG's 40%) interest in the Minerals would constitute the BOG Properties for the Drilling and Production Unit for such Subject Well. Notwithstanding any provision hereof to the contrary, the original estimate of BOG Drilling Costs as set forth in the initial AFE circulated relative to any Subject Well will always, unless BOG and Middle Bay mutually agree to the contrary, definitely be utilized for purposes of determining whether and by how much the above-described $280,000.00 benchmark has been exceeded.

             "Casing Point" means the time when the well has been drilled to the objective depth stated in the initial notice, appropriate tests have been made, and the drilling operator notifies all of the participating parties of his recommendation with respect to completing or plugging and abandoning the well.

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             "Complete" or "Completion" means a single operation designed to complete a Subject Well or Subsequent Well as a producer in one or more zones, including without limitation the setting of production casing, perforating, and, where necessary or appropriate, well stimulation.

             "Completion Costs" means the costs and expenses associated with any attempted Completion of a Subject Well or Subsequent Well. In addition, in the event that Completion operations are attempted within a well but the well is not ultimately completed as a producer, the costs incurred to plug and abandon such well shall also constitute Completion Costs for purposes of this Agreement.

             "Consent" means any right of a third party to grant or deny its consent to the execution of this Agreement or the consummation of all or any part of the transactions contemplated herein, including without limitation any consents provided for or otherwise disclosed in the existing BOG Participation Agreements.

             "Drilling Costs" means all costs and expenses related to (a) the preparation for drilling and then the drilling and equipping of a well up and to Casing Point, and (b) all activities associated with plugging and abandoning a well in which Completion operations have not been attempted. Without limitation of the generality of the foregoing, Drilling Costs shall include all costs associated with (i) clearing and building a location and creating or improving access to such location (e.g., by building roads), (ii) setting surface casing, and (iii) logging and testing the well prior to the commencement of Completion operations.

             "Drilling and Production Unit" means, with respect to any particular well, the acreage allocable, as determined by reference to the formation initially Completed in such well, to such well under applicable laws, rules or regulations of governmental authorities having jurisdiction for the drilling and production of such well at a legal location and the production from such well of its maximum allowable, such maximum allowable to be determined by reference to the lesser of (a) the maximum permissible allowable for such well as set by any governmental authority having jurisdiction, and (b) such well's maximum prudent physical productive capability, as determined by reference to the initial potential test or initial deliverability test, as the case may be, for such well, limited in each instance to those depths between the surface and 100 feet below the deepest depth drilled in the relevant well; the exact configuration of any such Drilling and Production Unit shall be designated by BOG utilizing reasonable discretion and good faith. In the event that no governmental authority having jurisdiction has promulgated any laws, rules or regulations pursuant to which the Drilling and Production Unit for any particular well can be determined as set forth in the immediately preceding sentence, BOG shall, utilizing reasonable discretion and good faith, designate a Drilling and Production Unit for such well. However, in the event that after a Drilling and Production Unit is established for a Subject Well as provided herein, the Drilling and Production Unit for a Subject Well that has been completed as a producer is reconfigured or otherwise altered or changed under law, rule, order or regulation of any governmental authority having jurisdiction, commencing with the effective date of such change, the Drilling and Production Unit for such Subject Well shall be deemed to have been altered as required by the law, rule, order or regulation and the Parties shall execute all conveyance instruments necessary to cause Middle Bay to own the interests (and only the interests) in the BOG Properties which are included within the revised Drilling and Production Unit; provided, however, that in the event that prior to the change in the Drilling and Production Unit a well has been drilled on acreage (or lands pooled or otherwise combined therewith) which was not previously included within such Drilling and Production Unit or BOG has assigned interests in acreage which was not previously included within such Drilling and Production Unit, BOG shall not be required to assign such well (or any production therefrom) or interests to Middle Bay despite the later inclusion of such well or acreage in the Drilling and Production Unit. Similarly, in the event that prior to a change in a Drilling and Production Unit a Subsequent Well has been drilled on acreage which was previously included within such Drilling and Production Unit and Middle Bay participated in the drilling of such Subsequent Well as provided in Section 9(b) below, Middle Bay shall not be required to assign its interest in such Subsequent Well (or any production therefrom) to BOG despite the later exclusion of such Subsequent Well or acreage from the Drilling and Production Unit. The Drilling and Production Unit for any particular Subject Well shall in no event include any acreage and/or depths otherwise allocable to the drilling and spacing, proration or pooled unit reasonably and in good faith designated by BOG for any other well, the actual drilling of which was

                                     -4-
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     commenced prior to the date hereof, in which BOG owns an interest and which does not constitute a Subject Well.

             "Escrow Account" shall mean the escrow account to be established at the Bank of Oklahoma, Tulsa, Oklahoma, and governed by the escrow agreement which is attached hereto as Exhibit D.

             "Initial Deposit" shall have the meaning assigned to it in Section 8 hereof.

             "Initial Period" shall have the meaning assigned to it in Section 8 hereof.

             "Person" means, an individual, corporation, partnership, limited liability company, association, joint stock company, pension fund, trust or trustee thereof, estate or executor thereof, unincorporated organization or joint venture, court or governmental unit or any agency or subdivision thereof, or any other legally recognizable entity.

             "Preferential Rights" means a preferential right or option in favor of a third party to acquire all or a portion of a BOG Property, or to otherwise participate with BOG in the exploration, or development thereof.

             "Routine Governmental Approvals" means the right of any governmental entity to consent to or approve the transfer of any interest in a BOG Property.

             "Seismic Data" means all data secured by or on behalf of BOG in the conduct of 3-D seismic operations on, across or through the BOG Properties, including any tapes, reproducibles and interpretations. Seismic Data shall not include any data which BOG, in its sole and absolute discretion, deems to be subject to a confidentiality restriction imposed by or for the benefit of a third party.

             "Shortfall Deposit" means any additional funds required to be deposited by Middle Bay with BOG pursuant to subsections 8(b)(iii) and 8(c)(iii) hereof.

             "Subject Well" means each well on a BOG Property, or on lands pooled or unitized therewith, for which drilling operations are actually commenced after the commencement of the Agreement Term and for which Middle Bay's share of the BOG Drilling Costs for such well have been forwarded to the drilling operator for such well prior to the expiration of the Agreement Term in accordance with the terms of Section 8 below, regardless of when the well was proposed; the term Subject Well shall not include (a) any well in the drilling of which BOG elects not to participate, or (b) any recompletion, deepening, side track, plug back, rework or other operation in a wellbore already in existence at the time the subject new operation is proposed. For purposes of this definition drilling operations for a well shall not be deemed to have been "actually commenced" unless and until a drill bit is turning in the ground at the well's surface location utilizing a drilling rig that is capable of drilling the well to its proposed total depth. The Parties recognize and agree that any well which is drilled within the Drilling and Production Unit (or on lands pooled or unitized therewith) of a well for which drilling operations were actually commenced prior to the Agreement Term, shall not be a Subject Well or Subsequent Well for purposes of this Agreement and such a well shall not be subject to this Agreement, to the effect that Middle Bay shall not be obligated to pay any share of the Drilling Costs associated with any such well or wells and shall further have no right to receive assignment of any interest therein (or in any Drilling and Production Unit otherwise allocable thereto). In addition, in the event that BOG and Middle Bay mutually so agree with respect to any particular well or wells proposed to be drilled during the Agreement Term, such well or wells shall not become Subject Wells and shall otherwise not be subject to this Agreement, to the effect that Middle Bay shall not be obligated to pay any share of the Drilling Costs associated with any such well or wells and shall further have no right to receive assignment of any interest therein (or in any Drilling and Production Unit otherwise allocable thereto).

             "Subsequent Deposit" shall have the meaning assigned to it in
     Section 8 hereof.

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             "Subsequent Period" means each of (a) the period
     beginning on July 1, 1996 and ending on September 30, 1996, (b) the period beginning on October 1, 1996 and ending on December 31, 1996, and (c) the period beginning on January 1, 1997 and ending on March 31, 1997.

             "Subsequent Well" shall have the meaning assigned to it in subsection 9(b) hereof.

             "Termination Amount" means the amount determined utilizing the following formula:

                         EW x ADC x AWI x 12.5% x EW - AW
                                                  -------
                                                     EW

     where EW is the number of Subject Wells BOG estimates will be drilled during the Agreement Term, ADC is the average of BOG's estimate of all Drilling Costs for EW, calculated based on 8/8ths of such Drilling Costs, AWI is the average working interest BOG estimates it will have in the EWs, and AW is the actual number of Subject Wells drilled hereunder during the Agreement Term and prior to termination of this Agreement pursuant to
     Section 10 hereof. For purposes hereof, the parties stipulate that EW is, based on BOG's estimate, 87 wells, AWI is, based on BOG's estimate, 25% and ADC is, based on BOG's estimate, $264,000.

     Section 2.  REPRESENTATIONS OF BOG.  BOG represents to Middle Bay that:

             (a) BOG is a limited partnership, duly formed and legally existing under the laws of the State of Delaware. BOG has full power to enter into and perform its obligations under this Agreement and has taken all appropriate action to authorize entering into this Agreement and performance of its obligations hereunder. Other than requirements (if any) that there be obtained Consents or waivers of Preferential Rights, and except for Routine Governmental Approvals which are customarily obtained post-closing and which BOG has no reason to believe cannot be obtained, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms hereof, will result in any material default under any material agreement or instrument to which BOG is a party or by which the BOG Properties are bound, or violate any order, writ, injunction, decree, statute, rule or regulation applicable to BOG or to the BOG Properties. This Agreement constitutes the legal, valid and binding obligation of BOG, enforceable in accordance with its terms, except as limited by bankruptcy or other laws applicable generally to creditor's rights and as limited by general equitable principles.

             (b) There are no suits, actions, claims, investigations, inquiries, proceedings or demands pending (or, to the best of BOG's knowledge, threatened) which affect the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

THE EXPRESS REPRESENTATIONS OF BOG CONTAINED IN THIS SECTION OR IN ANY ASSIGNMENT EXECUTED PURSUANT HERETO ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND BOG EXPRESSLY DISCLAIMS ANY AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES. WITHOUT LIMITATION OF THE FOREGOING, UNDIVIDED INTERESTS EARNED BY MIDDLE BAY HEREUNDER IN THE BOG PROPERTIES SHALL BE CONVEYED WITHOUT ANY WARRANTY OR REPRESENTATION, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, RELATING TO THE CONDITION, QUANTITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO THE MODELS OR SAMPLES OF MATERIALS OR MERCHANTABILITY OF ANY EQUIPMENT OR ITS FITNESS FOR ANY PURPOSE AND MIDDLE BAY SHALL ACCEPT ALL OF THE SAME IN THEIR "AS IS, WHERE IS" CONDITION. BOG MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, INTERPRETATIONS, REPORTS, RECORDS, PROJECTIONS, INFORMATION OR MATERIALS NOW, HERETOFORE OR HEREAFTER FURNISHED OR MADE AVAILABLE TO MIDDLE BAY IN CONNECTION WITH THIS AGREEMENT INCLUDING, WITHOUT LIMITATION, RELATIVE TO SEISMIC OR GEOLOGICAL MATTERS, PRICING ASSUMPTIONS, OR QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE BOG PROPERTIES OR THE ABILITY

OR POTENTIAL OF THE BOG PROPERTIES TO PRODUCE HYDROCARBONS OR ANY OTHER MATTERS CONTAINED IN THE PROPRIETARY DATA OR ANY OTHER MATERIALS FURNISHED OR MADE AVAILABLE TO MIDDLE BAY BY BOG OR BY BOG'S AGENTS OR REPRESENTATIVES. ANY AND ALL SUCH DATA, RECORDS, REPORTS, PROJECTIONS, INFORMATION AND OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED BY BOG OR OTHERWISE MADE AVAILABLE OR DISCLOSED TO MIDDLE BAY ARE PROVIDED MIDDLE BAY AS A CONVENIENCE AND SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST BOG AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT MIDDLE BAY'S SOLE RISK TO THE MAXIMUM EXTENT PERMITTED BY LAW.

     Section 3. REPRESENTATIONS OF MIDDLE BAY. Middle Bay represents to BOG that:

             (a) Middle Bay is a corporation duly organized and legally existing under the laws of the State of Alabama. Middle Bay has full power to enter into and perform its obligations under this Agreement and has taken all appropriate action to authorize entering into this Agreement and performance of its obligations hereunder. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms hereof, will result in any default under any material agreement or instrument to which Middle Bay is a party or by which Middle Bay is bound, or violate any order, writ, injunction, decree, statute, rule or regulation applicable to Middle Bay. This Agreement constitutes the legal, valid and binding obligation of Middle Bay, enforceable in accordance with its terms, except as limited by bankruptcy or other laws applicable generally to creditor's rights and as limited by general equitable principles.

             (b) There are no suits, actions, claims, investigations, inquiries, proceedings or demands pending (or, to the best of Middle Bay's knowledge, threatened) which affect the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

             (c) Middle Bay is a knowledgeable purchaser, owner and operator of oil and gas properties, has the ability to evaluate (and in fact has evaluated or will evaluate, as the case may be) the BOG Properties for acquisition, and is acquiring the BOG Properties and its rights and interests hereunder for its own account and not with the intent to make a distribution in violation of the Securities Act of 1933 as amended (and the rules and regulations pertaining thereto) or in violation of any other applicable securities laws, rules, or regulations.

     Section 4.  PREFERENTIAL RIGHTS AND CONSENTS.

     BOG will utilize reasonable efforts, consistent with industry practices in transactions of this type, to identify any Preferential Rights or Consents which would be applicable to the BOG Properties and the transactions contemplated hereby. In attempting to identify such Preferential Rights and Consents, BOG is in no event obligated to go beyond its own records. BOG shall have no obligation other than to so attempt to identify such Preferential Rights or Consents and to give the notices required by such identified Preferential Rights or Consents prior to the drilling of a Subject Well or Subsequent Well on the applicable BOG Properties. To the extent a Preferential Right applicable to any BOG Property (or portion thereof) is properly exercised prior to the execution of an Assignment covering such BOG Property in favor of Middle Bay, any well located or proposed to be located on the lands covered by such BOG Property shall not be considered a Subject Well for purposes hereof, and Middle Bay shall have no obligation to pay or bear any BOG Drilling Costs associated therewith; any share of BOG Drilling Costs paid by Middle Bay relating to such well prior to the exercise of the subject Preferential Right shall be reimbursed by BOG to Middle Bay. To the extent any Preferential Right applicable to any BOG Property (or portion thereof) is identified after the date of an Assignment to Middle Bay covering such BOG Property, and is further validly and properly exercised by a third party or third parties after such date, Middle Bay shall convey the specific BOG Property affected by such Preferential Right to the exercising third party or third parties, and Middle Bay shall be entitled, as its sole remedy against BOG, to any consideration paid by such party or parties on account of the post- Assignment exercise of any Preferential Right affecting the BOG Property. BOG and Middle Bay hereby recognize that any Preferential Right shall apply only to the specific property described in the instrument creating same, and shall in no event be construed to apply to all, or any group of, the BOG Properties, other than the specific property described in the instrument creating the Preferential Right. BOG shall use reasonable commercial efforts to secure any Consent of which it becomes aware (whether such Consent was identified before or after an Assignment was made covering the BOG Property burdened by such Consent), and to the extent BOG so utilizes reasonable commercial efforts, whether successful or not, Middle Bay shall have no legal redress against BOG relating to any Consent (or the failure to obtain same). Prior to the drilling of each Subject Well, at Middle Bay's request, Middle Bay will be given reasonable access, in BOG's offices, to BOG's copies of the operating agreements and BOG Participation Agreements affecting the drilling of such Subject Well.

     Section 5.  MAINTENANCE OF UNIFORM INTEREST PROVISIONS.

     It is hereby recognized that some of the BOG Properties may now be, or hereafter become, subject to agreements (the "MUI Agreements") containing maintenance of uniform interest provisions or similar restrictions against assigning an interest in part, but less than all, of the contract area covered by such agreement. In this connection, BOG undertakes to use reasonable commercial efforts to secure waivers from the other parties to each MUI Agreement that will allow Assignments to be made hereunder. In order to secure these waivers, BOG may agree that any separate measurement and/or storage facilities necessitated by an assignment by BOG to Middle Bay of an interest in part, but less than all, of the contract area covered by the applicable MUI Agreement shall be arranged and paid for in equal shares by BOG (50%) and Middle Bay (50%). BOG and Middle Bay further agree that any other costs, liabilities, damages or obligations, of whatever kind or character, arising out of or relative to any maintenance of uniform interest or similar provision contained in an MUI Agreement shall be borne and paid for in equal shares by BOG (50%) and Middle Bay (50%).

     Section 6.  PARTICIPATION IN BOG DRILLING COSTS BY MIDDLE BAY.

     Middle Bay shall have the obligation to fund 25% of the BOG Drilling Costs associated with each Subject Well. The election whether or not to participate in the drilling of any particular well, and thus whether such well becomes a Subject Well hereunder, will be exercised in the sole and absolute discretion of BOG; upon an election by BOG to participate in the drilling of any particular Subject Well, Middle Bay's obligation to pay 25% of the BOG Drilling Costs associated with such Subject Well shall become absolute. The Parties recognize and agree that anything to the contrary contained herein notwithstanding, in the event that Middle Bay's share of BOG Drilling Costs have been forwarded to the drilling operator for a Subject Well prior to the expiration of the Agreement Term, Middle Bay's responsibility to fund 25% of the BOG Drilling Costs associated with such Subject Well shall continue despite the termination of the Agreement Term.

     Section 7.  COMPLETION ELECTIONS.

     Middle Bay shall have the obligation to fund 12.5% of the BOG Completion Costs associated with each Subject Well. In the event there is a separate Completion point election relative to any particular Subject Well, BOG shall, in its sole and absolute discretion, make such election for itself and for Middle Bay. Any election by BOG to Complete or not to Complete any Subject Well shall for all purposes be binding upon Middle Bay, the same as if Middle Bay had also made the same election. Middle Bay shall have the obligation to fund a 12.5% share of all BOG Completion Costs associated with any Subject Well. The Parties recognize and agree that anything to the contrary contained herein notwithstanding, in the event that Middle Bay's share of BOG Drilling Costs have been forwarded to the drilling operator for a Subject Well prior to the expiration of the Agreement Term, Middle Bay's responsibility to fund 25% of the BOG Drilling Costs and 12.5% of the BOG Completion Costs associated with such Subject Well shall continue despite the termination of the Agreement Term.

     Section 8.  FUNDING AND PAYMENT OBLIGATIONS

             (a)      April Funding.

                      (i) On or prior to the date hereof, BOG has provided to Middle Bay an estimate, determined in BOG's reasonable discretion, of all BOG Drilling Costs related to Subject Wells and all BOG Completion Costs relating to Subject Wells for which costs are estimated to be incurred or advanced during the calendar month of April, 1996.

                      (ii) Contemporaneously with the execution of this Agreement, Middle Bay shall wire transfer to BOG's Account the sum of $249,791.00 (the "April Deposit"), being Middle Bay's 25% share of the estimated BOG Drilling Costs related to Subject Wells and Middle Bay's 12.5% share of BOG Completion Costs related to Subject Wells which costs are expected to be incurred or advanced during the calendar month of April, 1996, in accordance with the estimate provided in accordance with (i) above. BOG shall then pay when due, out of and to the extent of the April Deposit, the share of BOG Drilling Costs relating to Subject Wells and BOG Completion Costs relating to Subject Wells actually incurred and charged to the account of Middle Bay. The balance of the April Deposit which has not been incurred and paid for Middle Bay's share of BOG Drilling Costs or BOG Completion Costs will be reflected on the books of BOG as a payable to Middle Bay until such time as it is applied against Middle Bay's share of the BOG Drilling Costs and BOG Completion Costs relating to Subject Wells.

             (b)      The Initial Period.

                      (i) On or prior to the date hereof, BOG has provided to Middle Bay an estimate, determined in BOG's reasonable discretion, of all BOG Drilling Costs relating to Subject Wells and all BOG Completion Costs relating to Subject Wells estimated to be incurred or advanced for the period starting on May 1, 1996 and ending on June 30, 1996 (the "Initial Period").

                      (ii) Contemporaneously with the execution of this Agreement, Middle Bay shall deposit into the Escrow Account the sum of $233,975.00 (the "Initial Deposit"), representing the sum of Middle Bay's 25% share of the estimated BOG Drilling Costs relating to Subject Wells for the Initial Period (the "Drilling Cost Portion") and Middle Bay's 12.5% share of BOG Completion Costs relating to Subject Wells for the Initial Period (the "Completion Cost Portion") estimated to be incurred or advanced during the Initial Period. Such deposit shall be made in immediately available funds.

                      (iii) It is hereby recognized that the Initial Deposit was calculated based on estimated BOG Drilling Costs relating to Subject Wells and estimated BOG Completion Costs relating to Subject Wells for the Initial Period. BOG shall have the right from time to time during the Initial Period to revise its estimate of BOG Drilling Costs relating to Subject Wells and/or BOG Completion Costs relating to Subject Wells upward. To the extent that the Deposit Balance is (or is reasonably estimated by BOG to be) less at any particular time than the sum of Middle Bay's 25% share of the revised estimate of BOG Drilling Costs relating to Subject Wells for the Initial Period, and Middle Bay's 12.5% share of the revised estimate of BOG Completion Costs relating to Subject Wells for the Initial Period, Middle Bay shall deposit into the Escrow Account funds representing 25% of the portion of the estimated shortfall attributable to BOG Drilling Costs relating to Subject Wells and 12.5% of the portion of the estimated shortfall attributable to BOG Completion Costs relating to Subject Wells (which funds shall constitute a Shortfall Deposit); such Shortfall Deposit shall be made by Middle Bay, in immediately available funds, into the Escrow Account, within 15 days after receipt by Middle Bay of a written request for the subject Shortfall Deposit.

                      (iv) On or before the 25th day of each calendar month within the Initial Period BOG shall provide Middle Bay with an estimate, determined in BOG's reasonable discretion, of all BOG Drilling Costs relating to Subject Wells and all BOG Completion Costs relating to Subject Wells estimated to be incurred or advanced during the next succeeding calendar month. The amount of each such estimate shall, however, be determined giving due credit to any BOG Account Balance from the previous month that is expected to remain unused and that further is not earmarked by BOG for payment of Middle Bay's share of BOG Drilling Costs relating to Subject Wells and/or BOG Completion Costs relating to Subject Wells for such previous month. On or before the first day of the next succeeding calendar month the Bank of Oklahoma shall, upon receipt from BOG of a copy of the same written estimate described above, cause Middle Bay's 25% share of the BOG Drilling Costs relating to Subject Wells and Middle Bay's 12.5% share of the BOG Completion Costs relating to Subject Wells estimated by BOG to be incurred or advanced during the next calendar month, to be dispersed from the Escrow Account into the BOG Account by wire transfer, in immediately available funds. BOG shall utilize such funds to pay, when due, out of and to the extent of such deposit, Middle Bay's 25% share of the estimated BOG Drilling Costs relating to Subject Wells and Middle Bay's 12.5% share of the estimated BOG Completion Costs relating to Subject Wells which are incurred during such next calendar month. The balance of each monthly deposit which has not been incurred and paid for Middle Bay's share of BOG Drilling Costs or BOG Completion Costs will be reflected on the books of BOG as a payable to Middle Bay until such time as it is applied against Middle Bay's share of the BOG Drilling Costs and BOG Completion Costs relating to Subject Wells.

             (c)      Subsequent Periods.

                      (i) Within forty-five days of the first day of each Subsequent Period, BOG shall provide to Middle Bay a written estimate, determined in BOG's reasonable discretion, of the BOG Drilling Costs relating to Subject Wells and BOG Completion Costs relating to Subject Wells for such Subsequent Period.

                      (ii) On or before 30 days before the first day of each Subsequent Period, Middle Bay shall deposit into the Escrow Account an amount (the "Subsequent Deposit") representing the sum of Middle Bay's 25% share of the estimated BOG Drilling Costs relating to Subject Wells for such Subsequent Period and Middle Bay's 12.5% share of the estimated BOG Completion Costs relating to Subject Wells expected to be incurred or advanced during such Subsequent Period. The amount of each Subsequent Deposit shall, however, be determined giving due credit to any Account Balance that is expected to remain unused from a previous period (i.e., from the Initial Period or a prior Subsequent Period, as the case may be) and that further is not earmarked by BOG for payment of Middle Bay's share of BOG Drilling Costs relating to Subject Wells and/or BOG Completion Costs relating to Subject Wells for such previous period. Such deposit shall be made, in immediately available funds, into the Escrow Account.

                      (iii) It is hereby recognized that each Subsequent Deposit shall be calculated based on estimated BOG Drilling Costs relating to Subject Wells and BOG Completion Costs relating to Subject Wells for the applicable Subsequent Period. BOG shall have the right from time to time during each Subsequent Period to revise its estimates of BOG Drilling Costs relating to Subject Wells and/or BOG Completion Costs relating to Subject Wells for such Subsequent Period upward. To the extent that the Account Balance is (or is reasonably estimated by BOG to be) less at any particular time than the sum of Middle Bay's 25% share of the revised estimate of BOG Drilling Costs relating to Subject Wells for the applicable Subsequent Period and Middle Bay's 12.5% share of the revised estimate of BOG Completion Costs relating to Subject Wells for such Subsequent Period, Middle Bay shall deposit into the Escrow Account funds (which shall constitute a Shortfall Deposit) representing 25% of the portion of the estimated shortfall attributable to BOG Drilling Costs relating to Subject Wells and 12.5% of the portion of the estimated shortfall attributable to BOG Completion Costs relating to Subject Wells; such deposit shall be made by Middle Bay, in immediately available funds, within 15 days after receipt by Middle Bay of a written request for the Shortfall Deposit.

                      (iv) On or before the 25th day of each calendar month occurring within the applicable Subsequent Period, BOG shall provide Middle Bay with an estimate, determined in BOG's reasonable discretion, of all BOG Drilling Costs relating to Subject Wells and all BOG Completion Costs relating to Subject Wells estimated to be incurred or advanced during the next succeeding calendar month. The amount of each such estimate shall, however, be determined giving due credit to any BOG Account Balance from the previous month that is expected to remain unused and that further is not earmarked by BOG for payment of Middle Bay's share of BOG Drilling Costs relating to Subject Wells and/or BOG Completion Costs relating to Subject Wells for such previous
             month.    On or before the first day of the next succeeding
             calendar month the Bank of Oklahoma shall, upon receipt from BOG of a copy of the same written estimate described above, cause Middle Bay's 25% share of the BOG Drilling Costs relating to Subject Wells and Middle Bay's 12.5% share of BOG Completion Costs relating to Subject Wells estimated by BOG to be incurred or advanced during the next calendar month, to be dispersed from the Escrow Account into the BOG Account by wire transfer, in immediately available funds. BOG shall utilize such funds to pay, when due, out of and to the extent of such deposit, Middle Bay's 25% share of the estimated BOG Drilling Costs relating to Subject Wells and Middle Bay's 12.5% share of BOG Completion Costs relating to Subject Wells which are incurred during the such next calendar month. The balance of each monthly deposit which has not been incurred and paid for Middle Bay's share of BOG Drilling Costs or BOG Completion Costs will be reflected on the books of BOG as a payable to Middle Bay until such time as it is applied against Middle Bay's share of the BOG Drilling Costs and BOG Completion Costs relating to Subject Wells.

             (d) Reporting. On or before a date that is Forty-five (45) days after expiration of the previous period (i.e., the Initial Period or a prior Subsequent Period, as the case may be), BOG shall provide to Middle Bay a statement reflecting, on a well-by-well basis, application of the funds attributable to Middle Bay's share of BOG Drilling Costs relating to Subject Wells and BOG Completion Costs relating to Subject Wells for the previous period; such statement shall be based on actual numbers, where available, and on estimates, where actuals are not available.

     Section 9.   ASSIGNMENTS AND SUBSEQUENT WELLS.

             (a) Assignments. BOG shall execute an Assignment in favor of Middle Bay covering each Subject Well that is Completed as a producer of oil, gas and/or associated hydrocarbons; any such Assignment shall be made on the later to occur of (i) thirty business days after the end of the calendar quarter during which the Subject Well was Completed, and (ii) thirty business days after BOG secures assignment from a third party of all or any portion of the interest in the Subject Well it is obligated to assign to Middle Bay hereunder. Under each Assignment, BOG shall assign to Middle Bay an undivided 12.5% interest in and to the BOG Properties related to (A) the wellbore of any particular Subject Well that is Completed as a producer of oil, gas and/or associated hydrocarbons, and in and to the right to produce oil, gas and/or associated hydrocarbons therefrom, and (B) subject to the limitations and restrictions set forth in subsection 9(b), below, the Drilling and Production Unit allocable to such Subject Well. Each Assignment shall be made effective on or before the date of first production from the Subject Well under instrument in substantially the form attached hereto as Exhibit C. Notwithstanding any provision hereof to the contrary, BOG shall not be obligated to execute any Assignment to Middle Bay hereunder upon the occurrence and during the continuance of a material breach by Middle Bay of any representation, warranty, covenant or other agreement herein contained. The interest assigned to Middle Bay under any Assignment (the "Assigned Interests") shall be burdened by an overriding royalty interest in favor of BOG (the "BOG ORRI") in the same proportions as the interests of the participants under the BOG Participation Agreement(s) relating to such Assigned Interests are burdened by an overriding royalty interest created or reserved in favor of BOG pursuant to the applicable BOG Participation Agreement(s). The BOG ORRI shall be calculated in the same manner, and shall bear the same costs, expenses and taxes, as the overriding royalty interest of BOG burdening the interests of the other participants under the BOG Participation Agreements; provided, however, that in the event that the BOG ORRI would reduce Middle Bay's net revenue interest in any of the BOG Properties included within the Drilling and Production Unit of a Subject Well below 75%, proportionately reduced to Middle Bay's interest in the BOG Properties, with respect to those BOG Properties the amount of the BOG ORRI shall be reduced to an amount that is equal to the positive difference, if any, between 25% and the total of all existing royalty and overriding royally interests burdening such BOG Properties. Any Assigned Interests shall further bear their proportionate share of any (i) rights of reversion or conversion in favor of third parties that do or may result in the reduction of BOG's interest in the Assigned Interests or the alteration of such interest (e.g. a back-in right under a farmout), and
     (ii) royalties, overriding royalties, production payments and any other burdens against BOG's interest in, or share of production from, the Assigned Interests, to the extent same are in existence or owing under documentation in existence as of the date the Assignment is made.

             (b) Subsequent Wells. Any well drilled or commenced to be drilled, whether during or at any time after expiration of the Agreement Term, on acreage and to depths included within the Drilling and Production Unit (or on lands pooled or unitized therewith) for a Subject Well shall be considered a "Subsequent Well" for all purposes hereof.
     Notwithstanding any provision hereof to the contrary:

                      (i) In the event that both Middle Bay and BOG elect to participate under the applicable Participation Agreement, joint operating agreement or similar agreement governing joint operations on any Drilling and Production Unit in the drilling of any particular Subsequent Well, Middle Bay shall have the obligation to fund the sum of (A) 12.5% of BOG's share of all Drilling Costs associated with such Subsequent Well (the "BOG Carry Amount") and (B) Middle Bay's own share of the Drilling Costs associated with such Subsequent Well. Upon an election by both Middle Bay and BOG to participate in the drilling of any particular Subsequent Well, Middle Bay's obligation to pay all BOG Carry Amounts associated with such Subsequent Well shall become absolute. Middle Bay shall pay over to BOG all BOG Carry Amounts if and when incurred by BOG; provided that Middle Bay shall have 15 business days after receipt from BOG of an invoice for any particular BOG Carry Amounts to submit payment for same, in immediately available funds, to BOG.

                      (ii) In the event that Middle Bay fails to timely pay any BOG Carry Amount within 15 days of Middle Bay's receipt of written notice of such default from BOG, in addition to, and without limitation of any remedies that may be available to BOG at law or in equity, at BOG's option Middle Bay shall automatically and in perpetuity forfeit to BOG all of Middle Bay's right, title and interest, whether legal or equitable, vested or contingent, in and to the entire wellbore of the Subsequent Well to which such BOG Carry Amount relates, together with any right to oil, gas or other substances that may be produced therefrom and any proceeds related thereto, subject only to any superior rights of third parties under any Participation Agreement, joint operating agreement or other agreement governing joint operations on the relevant Drilling and Production Unit to which both Middle Bay and BOG are parties or are otherwise bound.

                      (iii) Notwithstanding any provision hereof to the
             contrary, in the event that any particular Subsequent Well has allocated to it a drilling and spacing unit or a proration or pooled unit, as the case may be, that includes acreage outside the aerial confines of the Drilling and Production Unit related to such Subsequent Well (the "Outside Lands"), Middle Bay shall in no event be entitled to any right, title or interest in (A) any such Outside Lands, or (B) any production or proceeds allocable to such Outside Lands under applicable law, rule, order or regulation or otherwise under any voluntary pooling, unitization or similar agreement to which BOG is a party or is otherwise bound; instead, Middle Bay shall be limited to its share of production (or the proceeds thereof) as derived from its right, title and interest only in the pooled unit, drilling and spacing unit or proration unit, as the case may be, that is made up of lands from the Drilling and Production Unit. Further, BOG's share of Drilling Costs utilized in the computation of BOG Carry Amounts shall be determined only by reference to the proportionate share of any pooled unit, drilling and spacing unit or proration unit, as the case may be, that is made up of lands included in the Drilling and Production Unit. By way of example, assume that a particular Drilling and Production Unit is comprised of Tract A, containing 320 acres, and Tract B, containing 320 acres; Middle Bay owns a 12.5% share of the oil, gas and other mineral leasehold interest in Tracts A and B and BOG owns the remaining 87.5%. Further assume that a Subsequent Well is drilled on Tract A, and both Middle Bay and BOG elect to participate in the drilling of such well. Tract A, constituting Drilling and Production Unit lands, is then pooled or otherwise combined with Tract C, constituting Outside Lands; BOG owns a 100% interest in the oil, gas and/other mineral leasehold interest in Tract C. BOG's share of the Drilling Costs for the Subsequent Well is $1,000,000. Under these facts, Middle Bay would be entitled to 6.25% (i.e. 12.5% x 50%) of the production and allocable proceeds from the subject Subsequent Well, prior to deduction of royalties and other burdens, assuming production is allocable as between Tracts A and B equally (i.e., on a surface acreage basis); if production is allocable as between Tracts A and C other than on a surface acreage basis (e.g., based on acre-feet), then Middle Bay's share of production from the Subsequent Well, again derived only from its 12.5% interest in Tract A, will be adjusted accordingly. Middle Bay's allocable share of Drilling Costs under these facts would be $125,000 (i.e., the sum of (a) 12.5% x 50% x $1,000,000, and (b) the BOG Carry Amount, which is 12.5% x 50% x $1,000,000), assuming that Drilling Costs are allocable as between Tracts A and B on a surface acreage basis; if Drilling Costs are allocable other than on a surface acreage basis, Middle Bay's allocable share thereof, again delivered from both its 12.5% interest in Tract A and from its obligation to pay and bear the BOG Carry Amount, shall be adjusted accordingly.

                      (iv) The provisions of this subsection 9(b) shall be binding upon and shall enure to the benefit of BOG and Middle Bay, and their respective successors and assigns. Any assignment or other transfer by Middle Bay of any right, title or interest in any Drilling and Production Unit established pursuant to this Agreement shall be made expressly subject to the terms of this
             Section 9(b), and the transferee shall expressly agree to assume and be bound by the terms of this subsection 9(b); any attempted assignment or other transfer by Middle Bay that is not in compliance with the foregoing shall be void.

     Section 10.  CONDITIONS PRECEDENT AND TERMINATION RIGHTS.

     The obligation of BOG under this Agreement to allow Middle Bay to participate in the drilling of any particular Subject Well, and to receive assignment of an undivided 12.5% of BOG's interest therein, is subject to the fulfillment of each of the following conditions, unless any one or more of same are waived, in whole or in part, by BOG:

             a. Each and every representation of Middle Bay under this Agreement shall be true and accurate in all material respects as of the date when made and shall be deemed to have been made again at and as of the time of the proposed drilling of each Subject Well, and shall at and as of the proposed drilling of each Subject Well be true and accurate in all material respects except as to changes specifically contemplated by this Agreement or consented to by BOG.

             b. Middle Bay shall have performed and complied in all material respects with (or compliance therewith shall have been waived by BOG) each and every covenant, agreement and condition required by this Agreement to be performed or complied with by Middle Bay, including without limitation Middle Bay shall have timely performed its funding and payment obligations under Section 8 hereof.

             c. No suit, action or other proceedings shall, on the date of the proposed drilling of each Subject Well, be pending or threatened against Middle Bay or BOG before any court or governmental agency seeking to restrain, prohibit, or obtain damages or other relief in connection with the consummation of the transactions contemplated by this Agreement, except to the extent that such suit, action or other proceedings arise, in whole or in part out of any action or inaction of BOG in breach of or otherwise in derogation of this Agreement.

Notwithstanding any provision hereof to the contrary, in the event Middle Bay fails at any time or from time to time, within 15 days after receipt of an invoice or other written demand by BOG, to make any payment owing to BOG hereunder or to otherwise satisfy any funding obligation hereunder, BOG shall have the right, exercisable in its sole and absolute discretion, to terminate this Agreement, in which case BOG shall be authorized to receive from Middle Bay the Termination Amount. Middle Bay shall wire transfer to an account or accounts designated by BOG the Termination Amount within fifteen business days after receipt by Middle Bay of BOG's written notice that this Agreement has been terminated pursuant to the preceding sentence of this Section 10. MIDDLE BAY AND BOG ACKNOWLEDGE THAT THE EXTENT OF DAMAGES TO BOG OCCASIONED BY MIDDLE BAY'S FAILURE TO PROMPTLY PERFORM ITS PAYMENT OR FUNDING OBLIGATIONS HEREUNDER WOULD BE IMPOSSIBLE OR EXTREMELY DIFFICULT TO ASCERTAIN AND THAT THE AMOUNT OF THE TERMINATION AMOUNT IS A FAIR AND REASONABLE ESTIMATE OF SUCH DAMAGES UNDER THE CIRCUMSTANCES AND DOES NOT CONSTITUTE A PENALTY. Middle Bay hereby expressly recognizes that BOG has a legal right, but not the obligation, to set-off all or any portion of the Account Balance against Middle Bay's obligation to pay the Termination Amount.

     Section 11. ASSUMPTION AND REIMBURSEMENT.

     Any assignment made by BOG to Middle Bay hereunder shall be made expressly subject to any applicable Participation Agreement(s), and any joint operating agreements related thereto. Middle Bay agrees to be bound by the terms of any such Participation Agreement(s) and any related joint operating agreements, and hereby agrees, effective as of the effective time of the subject Assignment, to expressly assume a 12.5% share of BOG's obligations under the applicable Participation Agreements and joint operating agreement(s), insofar as they pertain to the particular Assigned Interests and any related facilities. Nothing contained in this Section 11 or elsewhere in this Agreement or any Assignment executed pursuant hereto shall be construed to afford Middle Bay any right (and Middle Bay shall have no right) to participate in production from or proceeds attributable to any well, other than a Subject Well or a Subsequent Well, whether drilled under the terms of any particular Participation Agreement and/or joint operating agreement or otherwise. In addition, nothing contained in this Section 11 or elsewhere in this Agreement or any Assignment executed pursuant hereto shall be construed to afford Middle Bay any right (and Middle Bay shall have no right) to participate, as the result of the operation of an area of mutual interest or similar provision, in any interests acquired by third party participants under any Participation Agreement or joint operating agreement.

     Section 12.  INDEMNIFICATIONS.

             (a) INDEMNIFICATIONS BY BOG. BOG agrees to indemnify and hold harmless Middle Bay and its officers, directors, employees, agents, and representatives from and against any and all claims, obligations, actions, liabilities, damages, or expenses of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of, such party with any broker or finder in connection with this Agreement or the transactions contemplated hereby.

             (b)      INDEMNIFICATIONS BY MIDDLE BAY.

                      (i) GENERAL AND ENVIRONMENTAL. NOTWITHSTANDING ANY PROVISION HEREOF TO THE CONTRARY, MIDDLE BAY SHALL, FROM AND AFTER THE EFFECTIVE DATE OF EACH ASSIGNMENT, AGREE TO INDEMNIFY AND HOLD BOG, ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS AND REPRESENTATIVES (HEREIN COLLECTIVELY CALLED THE "BOG INDEMNIFIED PARTIES") HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, OBLIGATIONS, ACTIONS, LIABILITIES, DAMAGES, OR EXPENSES, INCLUDING WITHOUT LIMITATION COURT COSTS AND ATTORNEYS' FEES (HEREIN COLLECTIVELY CALLED "CLAIMS"), TO THE EXTENT SUCH CLAIMS AROSE OUT OF THE PHYSICAL CONDITION, OWNERSHIP AND/OR OPERATION OF THE BOG PROPERTIES COVERED BY THE SUBJECT ASSIGNMENT INCLUDING, WITHOUT LIMITATION, ANY CLAIMS ARISING UNDER, OR AS A RESULT OF VIOLATION OF, APPLICABLE ENVIRONMENTAL LAWS, WHETHER SUCH CLAIMS AROSE BEFORE, ON, OR AFTER THE APPLICABLE EFFECTIVE DATE, AND WHETHER DUE, IN WHOLE OR IN PART, TO THE NEGLIGENCE OR STRICT LIABILITY OF BOG, OTHER THAN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

                      (ii) COMMISSIONS. Middle Bay agrees to indemnify and hold harmless BOG and the other BOG Indemnified Parties, from and against any and all claims, obligations, actions, liabilities, damages, or expenses of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of, such party with any broker or finder in connection with this Agreement or the transactions contemplated hereby.

     Section 13.  WELL DATA AND INFORMATION.

     For each Subject Well, BOG shall provide Middle Bay with the following:
(i) one copy of the AFE submitted for the Subject Well with an estimated working interest and net revenue interest break down; (ii) one copy of each drilling and completion report received by BOG for the Subject Well; (iii) one copy of each well log received by BOG for the Subject Well; and (iv) all data and information received regarding the testing and analysis of the well. With respect to each Subject Well which is completed as a producer, following the completion of such Subject Well BOG shall provide Middle Bay with a copy of each of the following documents which are in BOG's possession (i) the BOG Participation Agreements which affect Middle Bay's interests in the Drilling and Production Unit for the Subject Well, (ii) the operating agreements which govern the Drilling and Production Unit for the Subject Well, and (iii) a copy of each oil and gas lease and farm-in agreement which covers minerals which are located within the Drilling and Production Unit for the Subject Well; provided, however, that Middle Bay shall reimburse BOG for any third party copying charges which are incurred to generate such copies. In addition, with respect to each

Subject Well which is completed as a producer, subject to any contractual restrictions that are placed on such interpretations pursuant to the terms of the applicable Participation Agreement(s) or the applicable seismic acquisition agreement, BOG shall provide Middle Bay with one copy of a 3-D interpretational map generated from Seismic Data by BOG for each of the targeted zone(s) in such Subject Well (if a 3-D interpretational map has been generated by BOG for such zone), limited in geographical extent to 1/2 mile of the outside perimeter of the Drilling and Production Unit for the Subject Well. Under no circumstances shall Middle Bay acquire any ownership interest or license in any of the Seismic Data.

     Section 14.  NON-COMPETE.

     During the Agreement Term and continuing for a period of 5 years thereafter, unless BOG agrees in writing otherwise, except as provided in this Agreement, neither Middle Bay, nor any Affiliate of Middle Bay, nor any broker or other representative acting on behalf of Middle Bay shall own, purchase or otherwise acquire any interest in the oil, gas and/or other minerals in, under or that may be produced from any lands located within any of the following described lands (hereinafter collectively referred to as the "Non-Compete Lands"): (1) any lands located within one mile of the outside perimeter of the drilling and/or proration units which are established for each Subject Well; and (2) the lands which must be the subject of a non-compete agreement as the result of the disclosure of 3-D interpretational maps or the assignment of interests in BOG Properties pursuant to the terms of a Participation Agreement which is applicable to BOG Properties which are to be assigned to Middle Bay pursuant to the terms of this Agreement. The interests Middle Bay is precluded hereunder from owning or acquiring include leasehold working interests, mineral fee interests or servitudes, overriding royalty interests, royalty interests, production payments, net profits interests, and any other interests, whether similar or dissimilar, in the oil, gas and/or other minerals in, under or that may be produced from any part of the Non-Compete Lands. In the event that Middle Bay, any Affiliate of Middle Bay or any broker or other representative acting on behalf of Middle Bay or any Affiliate of Middle Bay owns or acquires any interest in breach of this Section 14, BOG shall, in addition to any other remedies it may have at law or in equity, have the right, exercisable in its sole discretion, to secure from Middle Bay, an Affiliate of Middle Bay and/or any broker or other representative acting on behalf of Middle Bay or any Affiliate of Middle Bay, as the case may be, an assignment, free of all cost and expense, covering the entire interest so owned or acquired in breach of this Section 14. The provisions of this Section 14 shall survive the expiration of the Agreement Term and any earlier termination of this Agreement. Anything to the contrary contained in this Section 14 notwithstanding, the parties hereto agree that Middle Bay shall not be precluded from acquiring interests from a third party which is a party to a BOG Participation Agreement, provided that the interest acquired by Middle Bay from such third party is subject to the BOG Participation Agreement to which such third party is a party.

     Section 15.  ACCOUNTING MATTERS.

     On or before a date that is 30 calendar days after the earlier of expiration of the Agreement Term or termination of this Agreement under Section 10 hereof, BOG shall issue to Middle Bay a statement reflecting the BOG Account Balance as of the statement date. Along with said statement, BOG shall, subject to any right of set-off afforded BOG hereunder, return to Middle Bay the BOG Account Balance, less that portion which BOG believes should be retained by BOG in order to satisfy Middle Bay's share of any BOG Drilling Costs or BOG Completion Costs still to be paid or incurred hereunder. On or before a date that is 120 calendar days after the earlier of expiration of the Agreement Term or termination of this Agreement under Section 10 hereof, BOG shall return, subject to any right of set-off afforded BOG hereunder, to Middle Bay any of the remaining BOG Account Balance, to the extent it exceeds an amount sufficient to cover Middle Bay's share of any then-accrued BOG Drilling Costs or BOG Completion Costs.


     Section 16.  INSURANCE.

     Middle Bay agrees to be bound by any election made by BOG concerning insurance coverage relative to any particular Subject Well, and Middle Bay shall pay a 12.5% share of what would otherwise be BOG's insurance costs relative to such Subject Well and any related facilities. Prior to execution of an Assignment covering such Subject Well, BOG shall make any insurance elections for and on behalf of Middle Bay, and such election shall be binding upon Middle Bay, the same as if made by Middle Bay. For example, if BOG elects to be covered by the operator's insurance relative to any particular Subject Well, so will Middle Bay and if BOG decides to secure or utilize its own insurance coverage relative to any particular Subject Well, Middle Bay's interest in the Subject Well shall also rely upon such insurance coverage; Middle Bay shall pay a 12.5% share of BOG's costs in securing insurance coverage relative to any particular Subject Well. If BOG decides to secure or utilize its own insurance coverage relative to a Subject Well, Middle Bay will be named as an additional insured in the certificate issued for such coverage.

     Section 17.  NOTICES.

     All notices and other communications required under this Agreement shall (unless otherwise specifically provided herein) be in writing and be delivered personally, by recognized commercial courier or delivery service (which provides a receipt), by telex or telecopier (with receipt acknowledged), or by registered or certified mail (postage prepaid), at the following addresses:

     If to Middle Bay:
             115 S. Dearborn Street
             Mobile, Alabama  36602
             or
             P.O. Box 390
             Mobile, Alabama  36601
             Facsimile # (334) 433-7802
             Attention:  Mr. John Bassett

     If to BOG:
             Brigham Oil & Gas, L.P.
             5949 Sherry Lane, Suite 1616
             Dallas, Texas  75225
             Facsimile # (214) 360-9825
             Attention:  Mr. Bud Brigham

and shall be considered delivered on the date of receipt. Either Middle Bay or BOG may specify as its proper address any other post office address within the continental limits of the United States by giving notice to the other party, in the manner provided in this Section, at least two (2) business days prior to the effective date of such change of address.

      Section 18.  SURVIVAL OF PROVISIONS.

      All representations, warranties and indemnifications made herein by BOG or Middle Bay shall survive in perpetuity the expiration of the Agreement Term and any termination hereof under Section 10.

      Section 19.  DISCLAIMERS AND ELECTIONS.

      The liabilities of the parties hereunder shall be several, not joint or collective. It is not the intention of the parties to create, nor shall this Agreement be deemed as creating, a joint venture, or a mining, tax or other partnership or association or to render the parties liable as partners. However, if for federal income tax purposes, this Agreement and the operations hereunder are regarded as a partnership, each party thereby affected elects to be excluded from the application of all of the provisions of Subchapter "K," Chapter 1, Subtitle "A," of the Internal Revenue Code of 1986, as amended (hereinafter referred to as the "Code"), as permitted and authorized by Section 761 of the Code and the regulations promulgated thereunder. Should there be any requirement that each party hereby affected give further evidence of this election, each such party shall execute such documents and furnish such other evidence as may be required by the federal Internal Revenue Service or as may be necessary to evidence this election. No party shall give any notice or take any other action inconsistent with the election made hereby. In making the foregoing election, each party states that the income derived by such party from operations hereunder can be adequately determined without the computation of partnership income.

      Section 20.  MISCELLANEOUS MATTERS.

           a. Neither Middle Bay nor BOG shall assign or otherwise transfer any rights, interests or obligations under this Agreement to any third party without first obtaining the written consent of the other, which consent may be either granted or withheld in the sole and absolute discretion of the party being asked to grant consent; provided that either of BOG or Middle Bay may freely transfer or otherwise dispose of all of its rights, interests and obligations hereunder (i) by sale or other transfer or disposition of all or substantially all of its assets (whether or not covered hereby) to an Affiliate or (ii) otherwise by merger, reorganization or consolidation. This Agreement shall be binding upon and shall enure to the benefit of Middle Bay and BOG and their respective permitted successors and assigns.

           b. Each party shall bear and pay all expenses (including without limitation attorneys' fees) incurred by it in connection with the transaction contemplated by this Agreement.

           c. This Agreement contains the entire understanding of the parties hereto with respect to subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions among the parties with respect to such subject matter. The descriptive headings contained in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. Within this Agreement words of any gender shall be held and construed to cover any other gender, and words in the singular shall be held and construed to cover the plural, unless the context otherwise requires. Time is of the essence in this Agreement.

           d. This Agreement may be amended, modified, supplemented, restated or discharged (and provisions hereof may be waived) only by an instrument in writing signed by the party against whom enforcement of the amendment, modification, supplement, restatement or discharge (or waiver) is sought.

           e. Without limitation of BOG's right to be paid the Termination Amount upon terms and conditions set forth in Section 10 above, BOG and Middle Bay do hereby covenant and agree that the recovery by either party hereto of any damages suffered or incurred by it as a result of any breach by the other party of any provision of this Agreement shall be limited to the actual damages suffered or incurred by the non-breaching party as a result of the breach by the breaching party and in no event shall the breaching party be liable to the non- breaching party for any interest, consequential, special, exemplary or punitive damages suffered or incurred by the non-breaching party as a result of the breach by the breaching party.

           f. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS, EXCEPT THAT, TO THE EXTENT THAT THE LAW OF A STATE IN WHICH A PORTION OF THE BOG PROPERTIES IS NOW OR HEREAFTER LOCATED (OR WHICH IS OTHER APPLICABLE TO A PORTION OF THE BOG PROPERTIES NECESSARILY GOVERNS, THE LAW OF SUCH STATE SHALL APPLY TO THAT PORTION OF THE BOG PROPERTIES LOCATED IN (OR OTHERWISE SUBJECT TO THE LAWS OF) SUCH STATE.

           g. This Agreement may be executed in counterparts, all of which are identical and all of which constitute one and the same instrument. It shall not be necessary for BOG and Middle Bay to sign the same counterpart and signature pages from different counterparts may be combined to form masters of this Agreement.

           This Agreement is executed by the parties hereto on the date set forth beneath the signature of each but is effective for all purposes as of April 1, 1996.



           BRIGHAM OIL & GAS, L.P.

           By:  Brigham Exploration Company
           Its:  Managing General Partner



           By:/s/ BEN M. BRIGHAM
              --------------------------------
              Name:  Ben M. Brigham
              Title:  President / CEO
              Date:  April 3, 1996



           MIDDLE BAY OIL COMPANY, INC.




           By:/s/ JOHN J. BASSETT
             ---------------------------------
              Name:  John J. Bassett
              Title:  President
              Date:  April 3, 1996